Contact:	Julia McCartney, 714.667.8252, ext. 230 julia.mccartney@grubb-ellis.com

Grubb & Ellis Healthcare REIT Acquires
Senior Care Portfolio 1 in Texas

SANTA ANA, Calif. (April 4, 2008) – Grubb & Ellis Healthcare REIT, Inc. has acquired the four Texas properties of Senior Care Portfolio 1. The portfolio is comprised of an aggregate of six properties, including two in California, the acquisition of which is anticipated to close at a future date.

Constructed in 1993 and 1994, the four acquired buildings consist of approximately 155,000 square feet of gross leasable area (GLA) master-leased to Southwest LTC, an operator of 19 senior care centers in Texas. Three of the four properties house a Gulf Health Care Center skilled nursing facility in Texas City, Port Arthur and Galveston; the fourth property is home to Meadow View Assisted Living in Arlington. In total, the Texas properties include 530 licensed patient beds.

“This first component of Senior Care Portfolio 1 is made up of four outstanding properties spread throughout Texas,” said Danny Prosky, Vice President of Acquisitions for Grubb & Ellis Healthcare REIT. “This acquisition provides Grubb & Ellis Healthcare REIT with a broader and more diversified presence in the state.”

Each Gulf Health Care Center is a 150-bed skilled nursing facility that includes a fully-equipped rehabilitation gym staffed by physical, occupational and speech therapists. The facilities offer services such as a post-stroke program, post-total joint replacement, IV therapy, and cognitive and perceptual retraining. The properties boast 24-hour on-site skilled nursing and intermediate care, and a program for short-term patients.

Gulf Health Care Center in Galveston, located at 3702 Cove View Blvd., is comprised of approximately 43,000 square feet of GLA. The property is adjacent to Highway 3005 and the Gulf of Mexico.

Located at 6600 Ninth Ave., also known as the Port Arthur Beaumont Highway, Gulf Health Care Center in Port Arthur is comprised of approximately 43,000 square feet of GLA. The property is within two miles of The Medical Center of Southeast Texas, and is in close proximity to Adams Park and Highways 69, 96, 73 and 287.

Gulf Care Health Center in Texas City is comprised of approximately 44,000 square feet of GLA. Located at 1720 North Logan St., the property is near Interstate 45, Highway 519 and Carbide Park.

Meadow View Assisted Living, located at 2815 Medlin Drive in the Dallas/Fort Worth-suburb of Arlington, is an 80-bed licensed assisted living community serving the physical and emotional needs of seniors. The property consists of approximately 23,000 square feet of GLA situated in an intimate neighborhood setting. Meadow View Assisted Living offers residents a 24-hour staff, a unique floor plan that includes kitchens with a sink, microwave and refrigerator, and a 24-hour call system in each bath and bathroom. The property includes an on-site beauty shop for those needing services such as haircuts and styling and a 24-hour pharmacy. Meadow View Assisted Living is in close proximity to Highway 157 and Interstate 20.

Grubb & Ellis Healthcare REIT acquired the four Texas properties of Senior Care Portfolio 1 from an unaffiliated institutional investor. Financing was primarily provided by Red Mortgage Capital, Inc.

As of March 21, 2008, Grubb & Ellis Healthcare REIT has sold approximately 26.4 million shares of its common stock, excluding the shares issued under its distribution reinvestment plan, for approximately $264 million through its initial public offering, which began in the third quarter of 2006.

Grubb & Ellis Healthcare REIT offers a monthly distribution of 7.25 percent per annum and, as of April 2, 2008, has made 27 geographically-diverse acquisitions with a total portfolio valued at approximately $513 million.

About Grubb & Ellis
Grubb & Ellis Company (NYSE: GBE), one of the largest and most respected commercial real estate services companies, is the sponsor of Grubb & Ellis Healthcare REIT, Inc. With more than 130 owned and affiliate offices worldwide, Grubb & Ellis offers property owners, corporate occupants and investors comprehensive integrated real estate solutions, including transaction, management, consulting and investment advisory services supported by proprietary market research and extensive local market expertise.

Grubb & Ellis and its subsidiaries are leading sponsors of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including tax-deferred 1031 tenant-in-common (TIC) exchanges, public non-traded real estate investment trusts (REITs) and real estate investment funds. As of December 31, 2007, nearly $3 billion in investor equity has been raised for these investment programs. The company and its subsidiaries currently manage a growing portfolio of more than 216 million square feet of real estate. In 2007, Grubb & Ellis was selected from among 15,000 vendors as Microsoft Corporation’s Vendor of the Year.  For more information regarding Grubb & Ellis Company, please visit www.grubb-ellis.com.